UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2008

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

11425 West Lake Park Drive, Suite 900 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2008, the Board of Directors of ARI Network Services, Inc. (the “Company”) has appointed Roy W. Olivier as President and Chief Executive Officer of the Company.  Mr. Olivier, age 49, joined the Company in September 2006 as Vice President – Global Sales and Marketing.  Prior to joining the Company in 2006, Mr. Olivier was a consultant to start-up, small and medium-sized businesses.  Until December 2001, he was vice president, sales & marketing for ProQuest Media Solutions, where he led the integration of MSI (Media Solutions International) into ProQuest Business Solutions, combining the R&D, production and accounting functions of both companies.

Mr. Olivier replaced Brian E. Dearing in the roles of President and Chief Executive Officer of the Company.  Mr. Dearing will remain as Chairman of the Board and will assume the role of Chief Corporate Development and Strategy Officer.  Mr. Dearing will also continue in his role as acting Chief Financial Officer of the Company.

In connection with the appointment described above, on May 1, 2008, the Company entered into an employment agreement (the “Agreement”) with Mr. Olivier.  The term of the Agreement is three years, subject to earlier termination in accordance with the terms of the Agreement.  Following the three-year term, the Agreement will automatically be renewed for successive one-year periods unless terminated by Mr. Olivier or the Company’s Board of Directors at least 30 days prior to the third year of the employment term or prior to the commencement of each renewal term.

The Agreement provides that Mr. Olivier will receive an annual salary of $200,000, subject to annual review and adjustment by the Compensation Committee of the Company’s Board.  Mr. Olivier will continue to be eligible to participate in the Company’s Management Incentive Bonus Plan; will be eligible to participate in stock option plans and grants, if any, that are offered to senior executive/officer employees of the Company; and will be entitled to receive perquisites and benefits provided by the Company to its senior executives, subject to applicable eligibility criteria.  Also pursuant to the Agreement, Mr. Olivier was granted an option to purchase 300,000 shares of the Company’s common stock pursuant to the terms of an award agreement between Mr. Olivier and the Company, and will be eligible during the term of the Agreement to participate in stock option plans and grants, if any, that are offered to senior executive officers of the Company.  The Agreement also provides that the Company will reimburse Mr. Olivier for up to $30,000 of his actual out-of-pocket moving expenses incurred in accordance with its terms.

In the event that Mr. Olivier is terminated without “cause,” by death or “disability” or for “good reason” (as such terms are defined in the Agreement), the Agreement provides that Mr. Olivier will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  In addition, in the event Mr. Olivier is terminated without “cause” and for “good reason,” he will have the right to receive (1) his base salary, at the rate in effect at the time of termination, for one year following the date of termination; (2) a bonus for the remainder of the term of the Agreement, calculated in accordance with the Agreement; and (3) acceleration of all of his outstanding unvested options as of the date of the termination.  If Mr. Olivier is terminated for “cause” or if he resigns from employment with the Company, or if the Agreement is not renewed by Mr. Olivier, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  If Mr. Olivier retires in accordance with any retirement plan or policy for senior executives adopted by the Company, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination, and any additional benefits provided under the retirement plan or policy.

Also pursuant to the Agreement, the Company’s Board will appoint Mr. Olivier to serve as a director of the Company until the Company’s next annual shareholders meeting.  Thereafter, during the term of the Agreement, upon each expiration of Mr. Olivier’s term as a director, the Board will nominate Mr. Olivier as a nominee for director of the Company and use its best efforts to encourage the shareholders to elect him as a director of the Company.

In addition to the provisions described above, the Agreement contains customary confidentiality, non-competition and non-solicitation and other provisions.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which is attached as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 8.01.

Other Events.

On May 2, 2008, the Company announced the appointment of Mr. Olivier and the related events described under Item 5.02 hereof.  The press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated May 1, 2008 between Roy W. Olivier and ARI Network Services, Inc.
99.1	Press Release dated May 2, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 2, 2008

ARI NETWORK SERVICES, INC.

By:

/s/ Brian E. Dearing

Brian E. Dearing

Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated May 1, 2008 between Roy W. Olivier and ARI Network Services, Inc.
99.1	Press Release dated May 2, 2008

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